                                                                    EXHIBIT 99.4


                                 CONSENT OF MERRILL LYNCH


We hereby consent to the inclusion of our opinion letter to the Board of Directors of M&T Bank Corporation ("M&T"), to be dated the date of the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Keystone Financial, Inc. with M&T, as Appendix D to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - For M&T
Shareholders: The Transaction is Fair to M&T According to M&T's Investment Advisor," and "THE MERGER - Background and Reasons for the Merger; Recommendations of the Board of Directors;" and "Opinion of M&T's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                     /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                 INCORPORATED

                                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                 INCORPORATED






June 28, 2000